Filed pursuant to Rule 424(b)(5)

Registration No. 333-265967

PROSPECTUS SUPPLEMENT

(To the Prospectus dated August 12, 2022)

We previously entered into an At-the-Market Sales Agreement (the “Sales Agreement”) with Virtu Americas LLC (“Virtu”), dated December 23, 2020, relating to the sales of shares of our common stock, par value $0.0001 per share, offered by the Prospectus (as defined below). In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $8.7 million from time to time through Virtu acting as agent. To date, we have sold approximately $6.1 million of our common stock under the Sales Agreement pursuant to our prospectus, dated August 12, 2022 (as supplemented, the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend the Sales Agreement and to terminate the continuous offering by us under the Prospectus effective as of March 18, 2024. We will not make any sales of our shares of common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CLIR.” On March 15, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.98 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of the Prospectus, the “Risk Factors” section beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2022, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

March 18, 2024